Exhibit 99.1

KKR Completes Acquisition of Envision Healthcare Corporation

NASHVILLE, TN — October 11, 2018 — Envision Healthcare Corporation (“Envision” or the “Company”) (NYSE: EVHC) today announced the completion of the previously announced acquisition of Envision by global investment firm KKR.

As a result of the completion of the merger, Envision has become a wholly owned subsidiary of funds affiliated with KKR, and Envision stockholders will receive an amount in cash equal to $46.00 per share of Envision common stock. As a result of the completion of the merger, shares of Envision’s common stock ceased trading on the NYSE prior to the opening of the NYSE today.

About Envision Healthcare Corporation

Envision Healthcare Corporation is a leading provider of physician-led services and post-acute care, and ambulatory surgery services. At June 30, 2018, we delivered physician services, primarily in the areas of emergency department and hospitalist services, anesthesiology services, radiology/tele-radiology services, and children’s services to more than 1,800 clinical departments in healthcare facilities in 45 states and the District of Columbia. Post-acute care is delivered through an array of clinical professionals and integrated technologies which, when combined, contribute to efficient and effective population health management strategies. The Company owns and operates 261 surgery centers and one surgical hospital in 35 states and the District of Columbia, with medical specialties ranging from gastroenterology to ophthalmology and orthopedics. In total, the Company offers a differentiated suite of clinical solutions on a national scale, creating value for health systems, payors, providers and patients. For additional information, visit www.evhc.net.

About KKR

KKR is a leading global investment firm that manages multiple alternative asset classes, including private equity, growth equity, energy, infrastructure, real estate and credit, with strategic manager partnerships that manage hedge funds. KKR aims to generate attractive investment returns for its fund investors by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation with KKR portfolio companies. KKR invests its own capital alongside the capital it manages for fund investors and provides financing solutions and investment opportunities through its capital markets business. References to KKR’s investments may include the activities of its sponsored funds. For additional information about KKR & Co. Inc. (NYSE: KKR), please visit KKR’s website at www.kkr.com and on Twitter @KKR_Co.

CONTACTS

Envision:

Envision Healthcare Corporation

Bob Kneeley, 303-495-1245

Vice President, Investor Relations

bob.kneeley@evhc.net

KKR:

Kristi Huller / Cara Major

(212) 750-8300

media@kkr.com